EXHIBIT 10.29
PUT RIGHT AGREEMENT
     THIS PUT RIGHT AGREEMENT (“Agreement”) is made effective June 29, 2006 by and among PRIMEENERGY CORPORATION, a Delaware corporation (“PEC”) and PRIME OFFSHORE L.L.C., a Delaware limited liability corporation (“POS”).
     WHEREAS, POS holds a net 60.25% interest in proved shut-in natural gas reserves in South Padre Island Block 1113 (OCS 24302)
(“SPI-1113”);
     WHEREAS, following the installation during the fourth quarter of 2006 of production facilities and a flow-line, POS expects to commence production from SPI-1113 at initial gross production rates of approximately 19 million cubic feet per day (“mcfpd”);
     WHEREAS, POS on or before July 15, 2006 anticipates entering into a Master Agreement with Shell Trading (US) Company (“Shell”) and according to the terms and conditions contained therein, fixed price commodity swap transactions with Shell for volumes of natural gas not to exceed monthly volumes listed in Exhibit I (the “Gas Swap Agreement”);
     WHEREAS, POS desires, on the terms and conditions more specifically set forth below, the right to put and assign to PEC its rights and obligations under the Gas Swap Agreement (the “Put Right”); and
     WHEREAS, in the event POS exercises its Put Right, PEC desires to accept the rights and obligations of POS under the Gas Swap Agreement.
     NOW, THEREFORE, for and in consideration of the premises set forth above, the representations, warranties and covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, PEC and POS hereby agree as follows:
     Section 1. Put Conditions. If POS and Shell enter into the Gas Swap Agreement and one of the following additional conditions (“Put Conditions”) is met,;
          (a) Production from SPI-1113 has not commenced and, in the sole judgment of POS, is reasonably not expected to commence on or before December 15, 2006, and POS does not forecast having natural gas production net to its interest from SPI-1113 and other sources equal to or exceeding 125% of the monthly quantities contained in the Gas Swap Agreement; or
          (b) Production from SPI-1113 has commenced and POS does not forecast having natural gas production net to its interest from SPI-1113 and other sources equal to or exceeding 125% of the monthly quantities contained in the Gas Swap Agreement; or
          (c) POS and PEC agree in writing;

then POS shall have the right but not the obligation to exercise the Put Right and PEC shall accept the rights and obligations of POS under the Gas Swap Agreement if POS exercises such right.
     Section 2. Put Right. Provided POS and Shell enter into the Gas Swap Agreement and one of the Put Conditions occurs, POS may exercise on or after November 15, 2006, the Put Right.
     Section 3. Exercise of Put Right. If and when POS decides to exercise its Put Right, it shall do so by giving written notice (“Put Notice”) to PEC on or before December 15, 2006, stating its decision to exercise its Put Right and stating a proposed effective date for the put and assignment, which effective date shall be no sooner than five (5) days after the date of the Put Notice and no later than fifteen (15) days after the date of the Put Notice (the “Assumption Date”).
     Section 4. Put Settlement Payment. As of the Assumption Date, POS and PEC shall mutually agree, which agreement will not be unreasonably withheld, on the fair mark-to-market value of the Gas Swap Agreement (“Put Settlement Amount”) based on market quotes obtained from Shell or another reliable counterparty. Within five (5) days after the Assumption Date, POS shall pay PEC the Put Settlement Amount.
     Section 5. Effective Date of Assumption. The assignment by POS of its rights and obligations under the Gas Swap Agreement pursuant to its exercise of the Put Right and the acceptance of such assignment and assumption of said rights and obligations by PEC (the “ Assumption”) shall be effective on the Assumption Date at the time and place specified in the Put Notice, unless PEC and POS mutually agree otherwise in writing. On the Assumption Date PEC shall deliver notice to Shell that it has assumed the rights and obligations of POS under the Gas Swap Agreement.
     Section 6. Governing Law and Venue. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the state of Texas without giving effect to the principles of conflicts of laws thereof and is entered into and to be performed in Harris County, Texas. Any legal action or other legal proceeding or dispute arising out of or relating to this Agreement shall be resolved in the District Court of Harris County, Texas. The parties expressly and irrevocably consent and submit to the jurisdiction of the District Court of Harris County, Texas and agree not to assert, by way of motion, as a defense or otherwise, in any such proceeding any claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
     Section 7. Amendment. This Agreement may be modified or amended only by a writing duly executed by or on behalf of all of the parties hereto.
     Section 8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however,

that this Agreement or any right or part hereunder shall not be assigned by any party hereto without the prior written consent of the other parties hereto.
     Section 9. Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     Section 10. Notices. All notices to which this Agreement refers shall be in writing and shall be delivered by hand or by reputable overnight courier service, charges prepaid, and shall, unless otherwise stated in this Agreement, be deemed to have been given when received by the party to whom it is addressed at the addresses set forth below:
If to PEC:
PrimeEnergy Corporation
1 Landmark Square, 11th Floor
Stamford, Connecticut 06901
Facsimile: (203) 35-5786
Telephone: (203) 358-5701
Attention: Charles E. Drimal, Jr.
If to POS:
Prime Offshore L.L.C.
9821 Katy Freeway, Suite 1050
Houston, Texas 77024
Facsimile: (713) 461-9231
Telephone: (713) 461-7221
Attention: Jim R. Brock
     Section 11. Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of PEC and POS. No other persons shall have any right, benefit, priority, or interest hereunder or as a result hereof or having standing to require satisfaction of provisions hereof in accordance with their terms. Notwithstanding the foregoing, Guaranty Bank, FSB will retain its rights under the Security Agreement dated June 29, 2006, between Prime Offshore L.L.C. and Guaranty Bank, FSB.
     Section 12. Counterparts. This Agreement may be executed in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first written above.

PRIMEENERGY CORPORATION

By:	/s/ Beverly A. Cummings

Name: Beverly A. Cummings
Title: Executive Vice President & CFO

PRIME OFFSHORE L.L.C.

By:	/s/ Jim R. Brock

Name: Jim R. Brock
Title: President & CFO

EXHIBIT I
Maximum Fixed Price Swap Volumes
(In Thousand Cubic Feet)

Month	Volume
January 2007	285,000
February 2007	260,000
March 2007	285,000
April 2007	270,000
May 2007	275,000
June 2007	260,000
July 2007	265,000
August 2007	235,000
September 2007	145,000
October 2007	67,000
November 2007	67,000
December 2007	66,000